Exhibit 99.1

Spartan Motors Reports Strong Third Quarter 2019 Results

EPS up 93% to $0.29, Adjusted EPS up 106% to $0.35 on Record Sales of $289 Million

Raises 2019 Midpoint Adjusted EPS Guidance by 23%

CHARLOTTE, Mich., October 31, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets, today reported operating results for the third quarter ending September 30, 2019.

Third Quarter 2019 Highlights

For the third quarter of 2019 compared to the third quarter of 2018:

●	Sales increased $62.8 million, or 27.8%, to a record $289.0 million from $226.2 million.

●	Gross profit margin improved 300 basis points to 14.6% of sales from 11.6% of sales.

●	Net income increased $5.1 million, or 97.5%, to $10.4 million, or $0.29 per share, compared to $5.2 million, or $0.15 per share.

●	Adjusted net income increased $6.3 million, or 106.0%, to $12.3 million, or $0.35 per share, from $6.0 million, or $0.17 per share.

●	Adjusted EBITDA increased $8.6 million, or 81.4%, to $19.2 million, or 6.6% of sales, from $10.6 million, or 4.7% of sales.

●	Acquired Royal Truck Body (Royal), which further expands Spartan’s geographic coverage with six additional manufacturing facilities located in California, Arizona, and Texas.

●

Consolidated backlog at September 30, 2019, totaled $458.8 million, up $132.9 million, or 41%, compared to $325.9 million at September 30, 2018, which excludes the one-time multi-year USPS truck body order. The increase was primarily driven by strong demand for delivery vehicles in all vehicle classes and the Royal acquisition.

“Spartan’s record third-quarter sales led to strong overall results for the quarter, underscoring our growth strategy through both organic and acquisitions. The continued demand for delivery vehicles in all of our vehicle classes is driving our growth,” said Daryl Adams, President and Chief Executive Officer.  “Overall, we expanded margins through lower material costs and continue to pursue innovation and optimization within our manufacturing processes.  Additionally, we have added eight manufacturing facilities in the past 10 months as part of our strategy to offer coast-to-coast manufacturing and distribution capabilities.”

Fleet Vehicles and Services (FVS)

The FVS business unit continues to be well-positioned for accelerating eCommerce and last mile delivery growth. Through flexible, regional facilities located across the nation, FVS has expanded capacity and increased efficiency. The strong third quarter includes the completion of the USPS truck body build as well as the continued strength of delivery vehicles in all vehicle classes. In addition, FVS was awarded its first Ford chassis pool at its Ephrata, Pennsylvania facility.

Spartan Motors, Inc.

FVS segment sales increased $61.2 million, or 51.6%, to a record $179.6 million from $118.4 million. The improvement was primarily due to increased sales of delivery vehicles in all vehicle classes as well as increased pricing.

Adjusted EBITDA increased $17.4 million to $24.7 million, or 13.7% of sales, from $7.2 million, or 6.1% of sales, a year ago. The adjusted EBITDA increase is primarily due to volume and lower material costs, partially offset by start-up costs related to the Company’s upfit centers and the reconfiguration of all five FVS facilities.

FVS results for the current and year-ago period, include the USPS truck body order. Excluding the USPS truck body order, adjusted EBITDA as a percentage of sales was approximately 15.8% compared to 7.6% a year ago.

The segment backlog at September 30, 2019, totaled $223.8 million, up $107.6 million, or 93.0%, compared to $116.2 million at September 30, 2018, which excludes the one-time multi-year USPS truck body order and reflects the strong demand for delivery vehicles in all vehicle classes.

Emergency Response (ER)

The ER business unit’s operating improvements are not meeting expectations and are taking longer than anticipated. ER continues to make progress with its realigned dealer network as sales quoting activity, order flow, and backlog continue to grow. Additionally, the launch of Detroit Truck Manufacturing, the unit’s aluminum cab fabrication facility, continues to ramp-up production and will provide material cost and quality benefits for ER, while fulfilling other fabrication needs across the organization.

ER segment sales increased $4.0 million, or 6.6%, to $64.2 million from $60.3 million. The increase was due to increased volume and improved pricing.

Adjusted EBITDA decreased $1.7 million to a loss of $1.1 million, or 1.7% of sales, from a profit of $0.6 million a year ago. The decline was primarily the result of mix and higher material costs, partially offset by pricing and volume.

The segment backlog at September 30, 2019, totaled $195.1 million, up $19.4 million, or 11.1%, compared to $175.7 million at September 30, 2018.

Specialty Chassis and Vehicles (SCV)

The SCV business unit remains focused on driving growth and advancing operating performance. During the quarter, Spartan purchased Royal Truck Body, a leading, California-based designer, manufacturer, and installer of service truck bodies and accessories, with six facilities located in California, Arizona and Texas. Royal operating results for the 21 days ended September 30, 2019, are included in the consolidated financial statements within the Specialty Chassis and Vehicles business unit.

SCV segment sales decreased $6.6 million, or 12.7%, to $45.1 million from $51.7 million a year ago. The revenue decrease was mainly due to lower luxury motor coach chassis and the completion of the Reach vehicle order.

Adjusted EBITDA decreased $1.8 million to $4.1 million, or 9.0% of sales, from $5.9 million, or 11.4% of sales, a year ago, mainly due to volume, mix, and manufacturing disruption due to an OEM strike.

The segment backlog at September 30, 2019, totaled $39.9 million, up $5.9 million, or 17.5%, compared to $34.0 million at September 30, 2018.

2019 Outlook – Raising Guidance

“Spartan’s financial performance in the first nine months of the year, combined with our successful acquisitions, improving backlogs, enhanced productivity, and low-cost country sourcing initiatives, gives us confidence that we will exceed our previous full-year expectations,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “We expect to see continued year-over-year profitability growth into the fourth quarter of 2019, driven primarily by delivery vehicle orders in all vehicle classes and continued margin expansion.”

The Company now expects financial results for 2019 as follows:

●	Revenue midpoint up 2% to a range of $990.0 - $1,000.0 million from $960.0 - $990.0 million
●	Net income midpoint up 11% to a range of $27.3 - $28.8 million from $24.1 - $26.4 million
●	Adjusted EBITDA midpoint up 18% to a range of $51.9 - $53.7 million from $43.3 - $46.2 million
●	Earnings per share midpoint up 10% to a range of $0.77 - $0.81 from $0.68 - $0.75
●	Adjusted earnings per share midpoint up 23% to a range of $0.89 - $0.93 from $0.70 - $0.77

“Our ability to execute and deliver according to our strategy gives us the confidence to raise our 2019 midpoint adjusted EPS guidance by 23 percent,” concluded Adams. “We are excited about our results so far this year and the opportunity to close the year out strong. We believe we are laying the foundation to drive long-term profitable growth for Spartan and its shareholders.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10135708

For more information about Spartan, please visit www.spartanmotors.com/investors.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments: Spartan Fleet Vehicles and Services, Spartan Emergency Response and Spartan Specialty Vehicles. Today, its family of brands also includes Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster, Royal Truck Body, Strobes-R-Us, Smeal, Ladder Tower, and UST. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support and first-to-market innovation. The Company employs approximately 2,500 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$15,019	$27,439
Accounts receivable, less allowance of $409 and $133	112,455	106,801
Contract assets	49,043	36,027
Inventories	87,936	69,992
Other receivables – chassis pool agreements	16,975	-
Other current assets	6,247	5,070
Total current assets	287,675	245,329

Property, plant and equipment, net	62,189	56,567
Right of use assets – operating leases	37,110	-
Goodwill	60,333	33,823
Intangible assets, net	55,149	8,611
Net deferred tax asset	7,463	7,141
Other assets	2,693	2,313
TOTAL ASSETS	$512,612	$353,784

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$83,723	$76,399
Accrued warranty	18,084	16,090
Accrued compensation and related taxes	17,362	10,520
Deposits from customers	11,369	22,632
Operating lease liability	5,133	-
Other current liabilities and accrued expenses	14,636	12,396
Short-term debt – chassis pool agreements	16,975	-
Current portion of long-term debt	213	60
Total current liabilities	167,495	138,097

Other non-current liabilities	4,376	4,058
Long-term operating lease liability	32,171	-
Long-term debt, less current portion	108,944	25,547
Total liabilities	312,986	167,702
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,333 and 35,321 outstanding	353	353
Additional paid in capital	83,565	82,816
Retained earnings	116,380	103,571
Total Spartan Motors, Inc. shareholders’ equity	200,298	186,740
Non-controlling interest	(672)	(658)
Total shareholders’ equity	199,626	186,082
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$512,612	$353,784

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Sales	$288,951	$226,183	$770,850	$583,203
Cost of products sold	246,769	199,965	677,216	508,457
Restructuring charges	6	25	60	25
Gross profit	42,176	26,193	93,574	74,721

Operating expenses:
Research and development	1,869	2,117	6,507	5,323
Selling, general and administrative	26,673	17,251	68,198	54,163
Restructuring charges	131	476	259	1,292
Total operating expenses	28,673	19,844	74,964	60,778

Operating income	13,503	6,349	18,610	13,943

Other income (expense):
Interest expense	(144)	(225)	(831)	(817)
Interest and other income	480	156	1,963	2,581
Total other income (expense)	336	(69)	1,132	1,764
Income before taxes	13,839	6,280	19,742	15,707

Taxes	3,424	1,037	4,499	2,527

Net Income	10,415	5,243	15,243	13,180

Less: net income (loss) attributable to non-controlling interest	61	-	(14)	-

Net income attributable to Spartan Motors Inc.	$10,354	$5,243	$15,257	$13,180

Basic net earnings per share	$0.29	$0.15	$0.43	$0.37

Diluted net earnings per share	$0.29	$0.15	$0.43	$0.37

Basic weighted average common shares outstanding	35,317	35,182	35,311	35,179

Diluted weighted average common shares outstanding	35,463	35,182	35,355	35,179

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$179,594	$-	$-	$-	$179,594
Emergency response vehicle sales	-	60,874	-	-	60,874
Motorhome chassis sales	-	-	33,038	-	33,038
Other specialty chassis and vehicles	-	-	9,377	-	9,377
Aftermarket parts and assemblies	-	3,367	2,701	-	6,068
Total sales	$179,594	$64,241	$45,116	$-	$288,951

Adjusted EBITDA	$24,689	$(1,063)	$4,079	$(8,507)	$19,198

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$91,984	$-	$4,188	$(4,188)	$91,984
Emergency response vehicle sales	-	57,549	-	-	57,549
Motorhome chassis sales	-	-	38,892	-	38,892
Other specialty chassis and vehicles	-	-	5,453	-	5,453
Aftermarket parts and assemblies	26,449	2,714	3,142	-	32,305
Total sales	$118,433	$60,263	$51,675	$(4,188)	$226,183

Adjusted EBITDA	$7,243	$601	$5,919	$(3,180)	$10,583

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018
Fleet Vehicles and Services*	$223,753	$272,399	$188,528	$218,775	$275,216

Emergency Response Vehicles*	195,139	189,716	214,659	216,526	175,699

Motorhome Chassis *	26,719	31,852	28,470	36,584	32,137
Other Vehicles	11,769	-	-	-	-
Aftermarket Parts and Assemblies	1,459	565	667	1,072	1,861
Total Specialty Chassis and Vehicles	39,947	32,417	29,137	37,656	33,998

Total Backlog	$458,839	$494,532	$432,324	$472,957	$484,913

* Anticipated time to fill backlog orders at September 30, 2019; 9 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 6 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such include expenses associated with restructuring actions taken to improve the efficiency and profitability of our manufacturing operations, various items related to business acquisition and litigation activities, and the impact executive severance and stock based compensation.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining certain incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
Spartan Motors, Inc.	2019	2018
Net income attributable to Spartan Motors, Inc.	$10,354	$5,243
Add (subtract):
Restructuring charges	137	501
Acquisition related expenses, including stock compensation	1,684	267
Recall expense	-	112
Long-term strategic planning expenses	-	277
Litigation settlement	-	321
Executive compensation plan	531	-
Severance costs	234	-
DTA valuation allowance	-	(373)
Tax effect of adjustments	(605)	(360)
Adjusted net income attributable to Spartan Motors, Inc.	$12,335	$5,988

Net income attributable to Spartan Motors, Inc.	$10,354	$5,243
Add (subtract):
Depreciation and amortization	2,691	2,600
Taxes on income	3,423	1,037
Interest expense	144	225
EBITDA	$16,612	$9,105

Add (subtract):
Restructuring charges	137	501
Acquisition related expenses, including stock compensation	1,684	267
Recall expense	-	112
Long-term strategic planning expenses	-	277
Litigation settlement	-	321
Executive compensation plan	531	-
Severance costs	234	-
Adjusted EBITDA	$19,198	$10,583

Diluted net earnings per share	$0.29	$0.15
Add (subtract):
Restructuring charges	-	0.01
Acquisition related expenses, including stock compensation	0.05	0.01
Long-term strategic planning expenses	-	0.01
Litigation settlement	-	0.01
Executive compensation plan	0.02	-
Severance costs	0.01	-
DTA valuation allowance	-	(0.01)
Tax effect of adjustments	(0.02)	(0.01)
Adjusted diluted net earnings per share	$0.35	$0.17

Financial Summary (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2019	2018

Total segment adjusted EBITDA	$27,705	$13,763
Add (subtract):
Interest expense	(144)	(225)
Depreciation and amortization expense	(2,691)	(2,600)
Restructuring expense	(371)	(501)
Acquisition related expenses, including stock compensation	(1,684)	(267)
Litigation settlement	-	(321)
Recall expense	-	(112)
Long-term strategic planning expenses	-	(277)
Executive compensation plan	(531)	-
Unallocated corporate expenses	(8,445)	(3,180)
Consolidated income before taxes	$13,839	$6,280

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2019
	Low	Mid	High
Net income	$27,314	$28,037	$28,759
Add:
Depreciation and amortization	9,885	9,885	9,885
Interest expense	2,518	2,518	2,518
Taxes	6,800	7,000	7,200
EBITDA	$46,517	$47,440	$48,362

Add (subtract):
Restructuring, acquisition and other charges	5,362	5,362	5,362
Adjusted EBITDA	$51,879	$52,802	$53,724

Earnings per share	$0.77	$0.79	$0.81
Add:
Restructuring, acquisition and other charges	0.15	0.15	0.15
Less tax effect of adjustments	(0.03)	(0.03)	(0.03)
Adjusted earnings per share	$0.89	$0.91	$0.93